Exhibit 10.1

FUNDING AGREEMENT BETWEEN

WYOMING ENERGY AUTHORITY AND

RARE ELEMENT RESOURCES, INC.

1.	Parties. This Funding Agreement (“Agreement”) is made between the Wyoming Energy Authority, an instrumentality of the State of Wyoming (“WEA”), 325 West 18th Street, Suite 1, Cheyenne, WY, 82001, and Rare Element Resources, Inc. (“Recipient”), PO Box 271049, Littleton, CO 80127, each a (“Party”) or collectively the (“Parties”). In consideration of the mutual covenants contained herein, the Parties agree as follows:

2.	Purpose of Agreement.

a.	The mission of the WEA is to advance Wyoming’s energy strategy by driving data, technology and infrastructure investments. In 2020, the Wyoming Legislature appropriated $12 million in funds to the University of Wyoming for research grants and contracts for flameless pressurized oxygen combustion technology, but provided that WEA could use remaining funds for a rare earth pilot processing facility at the Western Research Institute (WRl). 2020 Wyo. Sess. Laws 171, 198 (ch. 80, § 67, n. 7) (“Program”).

b.	WRI lacks the resources necessary for the development of a rare earth pilot processing facility at its Laramie, Wyoming facility.

c.	WRI agrees the objectives of the Program are best met by the funding of this grant to Recipient to assist in the development of its Upton, Wyoming demonstration plant.

d.	Recipient has submitted a successful proposal for funding as part of the Program for which it intends to carry out the pilot project described in Exhibit A, attached hereto and incorporated herein by this reference (the “Project”).

e.	Therefore, the Parties desire to enter into this Agreement defining their rights, duties, and liabilities relating to the funding of Recipient’s Project. The Parties agree to not take any action or actions inconsistent with the laws, rules, regulations or ordinances governing this Agreement.

3.	Term of Agreement. This Agreement is effective when all parties have executed it (“Effective Date”), and shall terminate when funding has been fully dispersed, or no later than December 31, 2025, or sooner as provided herein. Nothing in this Agreement shall be interpreted or deemed to create an expectation that this Agreement will be extended beyond the term described herein.

4.	Payment.

a.	The WEA agrees to pay Recipient a sum of four million four hundred thousand dollars ($4,400,000.00) (the “Funding Amount” or “Funds”). Subject to the provisions of Sections 4(a) and (b), the Funds shall be paid upon receipt of invoices from Recipient as set forth in Exhibit C, which invoices shall detail Recipient’s actual expenses related to the Project, minus a ten percent (10%) retainer. Payment of the retainer is conditioned upon receipt by the WEA of an invoice and Recipient’s Final Executive Summary Report and Final Technical Report. In

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

the event that sufficient funds are not received to timely pay any installment when due, WEA will continue to pay over to Recipient any Funds received in any amount in one (1) or more installments within twenty (20) days of receipt until the Funding Amount is paid in full. The Funds shall be paid within forty-five (45) days after submission of each invoice subject to Wyo. Stat. § 16-6-602.

b.	Funding for the Program will be provided to the WEA from the ERC and is conditioned upon the availability of government funds which are appropriated or allocated for the payment of this obligation and which may be limited for any reason including, but not limited to, congressional, legislative, gubernatorial, or administrative action. Funds in the amount listed in Section 4(a) above will be paid to Recipient by the WEA in consideration for Recipient’s performance as described in this Agreement and the terms and conditions of all other agreements required, if any, to be entered into by and between the ERC, the WEA, and the Recipient. Notwithstanding the foregoing, neither Party shall be obligated to proceed with the Project, including without limitation contributing the funds described above, and may terminate the Agreement at the end of the period for which funds are available if the WEA does not receive the requested funding from the ERC, or if the Funds are not allocated or available for the continued performance of the Project. The WEA shall not be obligated to expend funds for the Project in excess of any amounts received from the ERC for the Project as described above, and the WEA shall not be liable for any future payments due or for any damages resulting from termination of this Agreement under this Section.

5.	Responsibilities of the WEA.

a.	The WEA shall pay Recipient the sums described in Section 4.

b.	The responsibilities and obligations of the WEA are limited to those expressly specified above. The WEA assumes no other obligations or liability, except as expressly stated in this Agreement.

6.	Responsibilities of Recipient. The Recipient shall:

a.	The Recipient is exclusively responsible for any and all costs associated with the Project which may exceed the total amount awarded through WEA funding.

b.	Subject to receiving WEA funding, complete the Project, pursuant to the terms of Recipient’s proposal for funding, as described in Exhibit B, “Statement of Work,” and Exhibit C, “Recipient’s Responsibilities and Reporting Requirements,” attached hereto and incorporated herein by this reference.

c.	Maintain reasonable and responsible accounting procedures and practices, and maintain books, records, documents, and other evidence to sufficiently and properly reflect all transactions of any nature relating to this Agreement and any funds provided by or through the WEA. Such books, records, documents, and other evidence shall be made available upon written request of the WEA for inspection electronically or at the offices of the Recipient in Littleton, Colorado or such other location as agreed to by the Parties. Recipient shall also retain all required records for three (3) years after receipt of final payment of the WEA funds.

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

d.	Provide invoices and/or reimbursement requests to the WEA for payment of the Funds.

e.	Timely submit all deliverables due to the WEA.

f.	Recipient shall adhere to a standard of reasonable care while conducting all activities as part of the Program, and Recipient shall require its agents and consultants to adhere to a standard of reasonable care while conducting all activities as part of the Program.

g.	Recipient, in exchange for the Funding Amount from the WEA, shall provide the WEA with performance and technical data and information that is developed in relation to the Project, as defined herein (“Technical Data”), but will not be required to provide background data, information, knowledge, know-how, confidential information, or intellectual property that is used in the development of Technical Data. In conjunction with its receipt of Technical Data, Recipient grants the WEA a non-exclusive, royalty free, fully paid up, perpetual license to use such data, for its own business purposes, but the WEA will have (i) no other ownership of, title to, interest in or other similar proprietary right (other than the license granted above) to such Technical Data; and (ii) no right to commercialize the Technical Data for its own for-profit purposes.

h.	The release of any data and information to the WEA in connection with this Agreement will be subject to and in accordance with (i) the confidentiality obligations described in this Agreement, and (ii) any applicable legal requirements, including applicable United States export laws and regulations.

i.	Recipient shall use all commercially reasonable efforts to complete the Project, however, the WEA recognizes the research, experimental and developmental nature of the Project and acknowledges that the Recipient does not make any warranty or representation, express or implied, regarding the Technical Data, the research or with respect to the results or anticipated results associated with the Project.

j.	As part of this Agreement, Recipient has provided the WEA with a list of specific milestones to be met or achieved as part of Recipient’s Project, which list of specific milestones is set out in Exhibit C. Upon the completion of each milestone, Recipient shall, within ten (10) days, submit documentation to the WEA confirming satisfactory completion of each milestone. The documentation submitted to the WEA shall, at a minimum, include a statement of the work completed to date, a detailed explanation of any variation from the mutually agreed upon scope of work and deliverables, and a summary of any other relevant information regarding Recipient’s Project. After reviewing the documentation submitted by the Recipient, the WEA may request additional documentation to evaluate Recipient’s progress. Recipient shall obtain written authorization, which may be in the form of an email authorization, from the WEA prior to altering the mutually agreed upon scope of work set out in this Agreement in Exhibit B or the milestones set out in Exhibit C. Recipient shall also obtain written authorization, which may be in the form of email authorization, from the WEA prior to beginning or continuing work associated with each milestone.

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

7.	Project Management and Fund Management.

a.	Subject to the terms of Section 6 above, the WEA understands and agrees that Recipient has final responsibility and authority with regard to project management, direction and all decisions related to the scope of work and schedule or timing of project activities. The WEA will be afforded the rights and benefits described herein, but, in all events, Recipient will have sole discretion over all plans and decisions relating to the Project and will make the final determination as to the use and inclusion of the WEA’s input regarding expenditure of Program funds.

b.	Recipient agrees to use and apply the WEA’s funds solely in connection with the Project described in Exhibit A as part of the Program. The WEA understands and agrees that the funds it provides may be commingled with other non-State of Wyoming funds and used by Recipient in the execution of its rights and obligations related to the Project, and that the WEA’s funds will be indistinguishable from the funds of other sponsors and participants; however, Recipient will not commingle any funds provided by the WEA with any funds that are not dedicated to the Project.

8.	Special Provisions.

a.	See Exhibit D attached hereto and incorporated herein by this reference.

9.	General Provisions.

a.	Amendments. Any changes, modifications, revisions, or amendments to this Agreement that are mutually agreed upon by the Parties to this Agreement shall be incorporated by written instrument and executed by all Parties to this Agreement.

b.	Americans with Disabilities Act and Nondiscrimination. Recipient shall comply with the Civil Rights Act of 1964, the Wyoming Fair Employment Practices Act (Wyo. Stat. §§ 27-9-101 - 106), the Americans with Disabilities Act, 42 U.S.C. § 12101 - 12213, the Age Discrimination Act of 1975, 42 U.S.C. § 6101 - 6107, and any rules or regulations promulgated under these state and federal anti-discrimination statutes. Recipient shall not discriminate against any individual on the grounds of age, sex, sexual orientation, creed, color, race, religion, national origin, ancestry, pregnancy, or disability in connection with the performance under this Agreement.

c.	Applicable Law/Venue. The construction, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of Wyoming, without regard to conflicts of law principles. The terms “hereof,” “hereunder,” “herein,” and words of similar import, are intended to refer to this Agreement as a whole and not to any particular provision or part. The Courts of the State of Wyoming shall have jurisdiction over this Agreement and the Parties. The venue shall be the First Judicial District, Laramie County, Wyoming.

d.	Assignment. Neither Party shall assign or otherwise transfer any of the rights or delegate any of the duties set out in this Agreement without the prior written consent of the other Party. Provided, however, that Recipient may delegate certain duties to one or more of its affiliates without the prior consent of the WEA. Recipient shall not use this Agreement, or any portion

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

thereof, for collateral for any financial obligation without the prior written permission of the WEA.

e.	Audit and Access to Records. Subject to the other provisions of this Agreement, the WEA and its representatives shall have access to any books, documents, papers, electronic data, and records of the Recipient that are pertinent to this Agreement.

f.	Availability of Funds. Each payment obligation of the WEA is conditioned upon the availability of government funds which are appropriated or allocated for the payment of this obligation and which may be limited for any reason including, but not limited to, congressional legislative, gubernatorial, or administrative action. If funds are not allocated and available for the continued performance of the Agreement, then the Agreement may be terminated by either Party at the end of the period for which the funds are available. The WEA shall notify Recipient at the earliest possible time of the payment(s) which will or may be affected by a shortage of funds. No penalty shall accrue to either party in the event this provision is exercised, and neither party shall be obligated or liable for any future payments due or for any damages as a result of termination under this section.

g.	Compliance with Laws. Recipient shall keep informed of and comply with all applicable federal, state, and local laws and regulations in the performance of this Agreement.

h.	Entirety of Agreement. This Agreement, consisting of eleven (11) pages; Exhibit A, consisting of one (1) page; Exhibit B, consisting of one (1) page; Exhibit C, consisting of one (1) page; and Exhibit D, consisting of two (2) pages, represent the entire and integrated agreement between the Parties and supersede all prior negotiations, representations, and agreements, whether written or oral. In the event of a conflict or inconsistency between the language of this Agreement and the language of any document incorporated by reference, the language of this Agreement shall control.

i.	Ethics. Recipient shall read and comply with the Wyoming Ethics and Disclosure Act (Wyo. Stat. §§ 9-13-101 - 109), State of Wyoming Executive Order 1997-4, and any other applicable laws and ethical standards governing their professions.

j.	Force Majeure. No Party shall be liable for failure to perform under this Agreement if such failure to perform arises out of causes beyond the control and without the fault or negligence of the nonperforming Party or Parties. Such causes may include, but are not limited to, acts of God or the public enemy, fires, floods, epidemics, quarantine restrictions, freight embargoes, unforeseen legal, regulatory, or governmental delay, or unusually severe weather. This provision shall become effective only if the Party failing to perform promptly notifies the other Parties of the extent and nature of the problem, limits delay in performance to that required by the event and takes all reasonable steps to minimize delays.

k.	Good Standing. The Recipient shall provide to the WEA a Certificate of Good Standing from the Wyoming Secretary of State, or other proof that Recipient is authorized to conduct business in the State of Wyoming, if required, before performing work under this Agreement. Recipient shall ensure that all filings and corporate taxes due and owing to the Secretary of State’s office are up-to-date before signing this Agreement.

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

l.	Independent Contractor. Recipient shall function as an independent contractor for the purposes of this Agreement and shall not be considered an employee of the State of Wyoming or the WEA for any purpose. Consistent with the express terms of this Agreement, Recipient shall be free from control or direction over the details of the performance of services under this Agreement. Recipient shall assume sole responsibility for any debts or liabilities that may be incurred by Recipient in fulfilling the terms of this Agreement and shall be solely responsible for the payment of all federal, state, and local taxes which may accrue because of this Agreement. Nothing in this Agreement shall be interpreted as authorizing Recipient or its agents or employees to act as an agent or representative for or on behalf of the State of Wyoming or the WEA or to incur any obligation of any kind on behalf of the State of Wyoming or the WEA. Recipient agrees that no health or hospitalization benefits, workers’ compensation, unemployment insurance or similar benefits available to State of Wyoming employees will inure to the benefit of Recipient or its agents or employees as a result of this Agreement.

m.	Indemnification. The Recipient shall release, indemnify, and hold harmless the State of Wyoming, the WEA, and their officers, agents and employees from any and all claims, suits, liabilities, court awards, damages, costs, attorneys’ fees, and expenses arising out of Recipient’s failure to perform any of Recipient’s duties and obligations hereunder or in connection with the negligent performance of Recipient’s duties or obligations, including, but not limited to, any claims, suits, liabilities, court awards, damages, costs, attorneys’ fees, and expenses arising out of Recipient’s negligence or other tortious conduct.

n.	Notices. All notices arising out of, or from, the provisions of this Agreement shall be in writing and provided either by reputable overnight courier or in-person hand delivery to the addresses below. Courtesy copies may be provided via email but are not required.

The WEA:

Rob Creager, Executive Director

325 W. 18th Street #1

Cheyenne, WY 82001

rob.creager@wyo.gov

307-635-3573

Recipient:

Rare Element Resources, Inc.

Brent Berg, President and Chief Executive Officer

PO Box 271049

Littleton, CO  80127

bberg@rareleementresources.com

307-258-0833

o.	Notice of Sale or Transfer. The Recipient shall provide the WEA with notice of any sale, transfer, merger, or consolidation of the assets of Recipient. Such notice shall be provided in accordance with the notices provision of this Agreement and, when possible and lawful, in advance of the transaction. If the WEA determines that the sale, transfer, merger, or consolidation is not consistent with the continued performance of the Recipient’s obligations

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

under this Agreement, then the WEA may, at its discretion, terminate or renegotiate the Agreement.

p.	Publicity. The Parties shall not use the other Party’s name, logo, or mark in advertising, signage, promotion, publicity, or fund-raising without the other’s prior written approval (with email approval being sufficient). The Parties will mutually agree upon the contents of a press release to be published at the time of execution of this Agreement. Subject to the last sentence of this subparagraph 9(p) and subparagraph 9(r), Recipient shall have the right to publish at any time and in any publication that it shall choose in its sole discretion any information regarding or the results or findings of the Project.

Before releasing publicity that includes any specific references to a Wyoming state official or state agency, the Recipient shall contact the Governor’s Communication Director, via telephone at (307) 777-7437, to obtain prior approval (with email approval being sufficient).

q.	Public Records and Meetings Acts. The Parties acknowledge that the WEA, as an instrumentality of the State of Wyoming, is subject to the requirements of the Wyoming Public Meetings Act (Wyo. Stats. §§ 16-4-401 - 408) and the Wyoming Public Records Act (Wyo. Stats. §§ 16-4-201 - 205) (“Acts”).

The Parties acknowledge that the Acts may require the WEA to conduct certain business in public and make certain records available for public inspection, on request. The WEA shall provide the Recipient with all public notices required under the Public Meetings Act. If the Recipient is concerned about any information that could be revealed or discussed during the noticed public meeting, the Recipient and the WEA shall work together prior to the public meeting to address those concerns, with the final decision on any disclosure being made in the sole discretion of the WEA.

If the WEA receives a public records request, the WEA shall forward a copy of the request to the Recipient. Recipient shall communicate any objection or concerns regarding the request to the WEA within ten (10) business days of receipt of the request. Recipient and the WEA shall work together to respond to any public records request and shall fully cooperate and assist one another in responding to any such request, with the final decision on any disclosure being made in the sole discretion of the WEA.

The WEA shall work in good faith to protect from disclosure any materials properly exempted under the Acts, and the Recipient shall hold the WEA harmless for any disclosures the WEA is required to make under either Act or any accidental disclosures made in the course of seeking to comply with the Act.

r.	Confidentiality. Any non-public information of one Party (the "Disclosing Party") disclosed to the other Party (the "Receiving Party") in connection with the Project, including information concerning the Disclosing Party's business, plans, technology, privileged information, proprietary or trade secrets or, due to its nature, that the Receiving Party should know is confidential ("Confidential Information"). Confidential information shall include the Intellectual Property (defined below). The Receiving Party agrees that it will not use the Confidential Information except as necessary in connection with and in accordance with this Agreement; provided, however, the Parties expressly agree that the foregoing use restriction

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

shall not apply to Recipient with respect to the Technical Data or any Intellectual Property and Recipient shall not be limited in any manner whatsoever with regard to its use thereof. Without the Disclosing Party’s consent, the Receiving Party shall not disclose the Disclosing Party's Confidential Information to any third party except to its Representatives (as defined below) or as required by law and shall take reasonable precautions to protect the confidentiality of such Confidential Information. The obligations to hold the Confidential Information in confidence will continue for three (3) years after the completion, cancellation, termination or expiration of this Agreement; provided, however, the duty of non-disclosure relative to trade secrets (if any) shall continue for as long as an item remains a trade secret, no matter how long this may be.

Notwithstanding anything to the contrary, the term “Confidential Information” shall not include, and nothing in the Agreement will limit the Receiving Party’s use or disclosure of, information that is: (i) now generally known or available on an unrestricted basis to the public or becomes so known or available on an unrestricted basis through no fault of the  Receiving Party; (ii) already in the Receiving Party’s possession without restriction as to its use or disclosure before receiving it from the Disclosing Party; (iii) developed by or for the Receiving Party independently of and without reference to the other Party’s Confidential Information; or (iv) is required to be disclosed by any law, rule, regulation or any order, decree, subpoena or ruling or other similar process of any court of competent jurisdiction, governmental agency or governmental or regulatory authority; provided, however, that prior to making such disclosure, the Receiving Party will, if allowed by applicable law, provide the Disclosing Party with prompt written notice of any requirement so that the Disclosing Party may seek a protective order or other appropriate protection or remedy at the Disclosing Party’s expense.

The Receiving Party may disclose Confidential Information without the Disclosing Party’s prior written consent to the following persons (“Representatives”) to the extent that they have a clear need to know in order to evaluate or consummate the Project: (i) employees, officers, partners and directors of the Receiving Party; (ii) employees, officers, partners and directors of a Receiving Party’s affiliate; and (iii) any legal counsel, accountant, consultant, advisor or agent retained by the Receiving Party or its affiliate.  The Receiving Party shall inform its Representatives of the confidential and proprietary nature of the Confidential Information and shall instruct its Representatives to comply with the provisions hereof.  The Receiving Party shall be responsible for any breach of this Paragraph.

s.	Ownership and Return of Documents and Information. Where specifically requested by the other Party, each Party (and its Representatives) shall promptly return or destroy (at the Receiving Party’s option) all Confidential Information (originals and copies) and any derivative information, documents and materials to the requesting Party in a useable format. In the case of electronic transmission, such transmission shall be secured. The return of information by any other means shall be by a parcel service that utilizes tracking numbers. Except as required for compliance with the Acts, with written consent of the requesting Party such materials may be destroyed, with certification of destruction provided to the requesting Party. The foregoing shall not apply to and the Receiving Party and its Representatives shall be entitled to retain Confidential Information (and any derivative thereof) as required by law, regulation, stock exchange rule and to the extent that backup copies of computer or other electronic records are retained by a Party in the ordinary course of its business (provided the same is maintained in accordance with the terms of this Agreement).

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

t.	Intellectual Property. Subject to the other terms and provisions of this Agreement, the WEA understands and agrees that, as between the WEA and Recipient, Recipient shall own all right, title and interest in and to all data (including the Technical Data), information, and results created or developed during the course of, and arising out of the performance of the activities conducted with regard to Recipient’s Project, including all know-how, inventions and intellectual property (all of the foregoing collectively referred to as the “Intellectual Property”). The WEA agrees that it will not, in any manner, assert or claim any ownership rights in any invention or intellectual property that is generated, developed, conceived of or first reduced to practice during the Project.

Should the WEA and Recipient contemplate the joint development of inventions or intellectual property related to the Project, the terms and conditions of such involvement and activities will be governed by a separate written agreement(s) that establishes the rights and obligations of the respective parties.

This Section is not intended to, and shall not, diminish the license granted by Recipient to the WEA in Section 6(g).

u.	Severability. Should any portion of this Agreement be judicially determined to be illegal or unenforceable, the remainder of the Agreement shall continue in full force and effect, and the Parties may renegotiate the terms affected by the severance.

v.	Sovereign Immunity. Pursuant to Wyo. Stat. § 1-39-104(a), the State of Wyoming and the WEA expressly reserve sovereign immunity by entering into this Agreement and specifically retain all immunities and defenses available to them as sovereigns. The Parties acknowledge that the State of Wyoming and WEA have sovereign immunity. Designations of venue, choice of law, enforcement actions, and similar provisions shall not be construed as a waiver of sovereign immunity. The Parties agree that any ambiguity in this Agreement shall not be strictly construed, either against or for any Party, except that any ambiguity as to sovereign immunity shall be construed in favor of sovereign immunity.

w.	Successors and Assigns. This Agreement and the terms and conditions hereof apply to and are binding on the successors, permitted assigns, agents and employees of all Parties.

x.	Taxes. Recipient shall be responsible for and pay all taxes, fees, and other such amounts required by federal, state, and local law, including but not limited to, federal and social security taxes, workers’ compensation, unemployment insurance, property and sales and use taxes associated with Recipient’s Project.

y.	Termination. This Agreement may be terminated by the WEA immediately for cause if the Recipient fails to perform in accordance with the terms of this Agreement.

Notwithstanding anything to the contrary contained herein, the license granted by Recipient to the WEA in Section 6(g) shall survive any termination of this Agreement, other than Recipient’s termination of this Agreement as a result of the WEA’s breach of any of its obligations under this Agreement. In the event of any termination, the WEA may – subject to the confidentiality obligations - retain any information and data that it received from

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

Recipient pursuant to this Agreement (including, without limitation, Technical Data and Confidential Information) and will be entitled to receive (i) any Technical Data identified as a deliverable that began to be developed and would become due before such termination and (ii) any Technical Data identified as a deliverable that began to be developed and was previously identified as becoming due within thirty (30) days after the effective date of such termination.

z.	Third Party Beneficiary Rights & Obligations. The Parties do not intend to create in any other individual or entity the status of third-party beneficiary, and this Agreement shall not be construed so as to create such status. The rights, duties and obligations contained in this Agreement shall operate only between the Parties to this Agreement and shall inure solely to the benefit of the Parties to this Agreement.

aa.	Time is of the Essence. Time is of the essence in all provisions of this Agreement.

bb.	Titles Not Controlling. Titles of sections and subsections are for reference only and shall not be used to construe the language in this Agreement.

cc.	Unlawful Activity. Both Parties shall refrain from unlawful activity during the term of this Agreement. A violation of this section by either Party shall constitute sufficient grounds for immediate termination of this Agreement by the non-violating Party in its absolute discretion.

dd.	Waiver. The failure by a Party to insist upon the strict performance of any term or condition of this Agreement, or to exercise any right, power or remedy consequent upon a breach, shall not constitute a waiver of any such breach of such term or condition. A waiver of any breach shall not affect or alter this Agreement, and each and every term and condition of this Agreement shall continue in full force and effect regardless of any breach.

ee.	Counterparts. This Agreement may be executed at different times in one or more counterparts and by signatures transmitted electronically, each of which shall be regarded as an original and all of which, taken together, shall constitute one and the same Agreement.

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Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

10.	Signatures. The Parties to this Agreement, through their duly authorized representatives, have executed this Agreement on the dates set out below, and certify that they have read, understand, and agree to the terms and conditions of this Agreement.

The Effective Date of this Agreement is the date of the signature last affixed to this page.

WEA:

Wyoming Energy Authority

/s/ Rob Creager 6/6/23

Rob Creager, Executive DirectorDate

RECIPIENT:

Rare Element Resources, Inc.

/s/ Brent Berg 5/25/23

Brent Berg, President and CEODate

ATTORNEY GENERAL'S OFFICE: APPROVAL AS TO FORM

/s/ Tyler M. Runner 5/24/23

Tyler M. Renner, Supervising Attorney GeneralDate

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

Exhibit A

The Project

Rare Earth Elements (REE) are the seeds of technology, yet America relies heavily on Chinese sources of critical minerals, including rare earth material needed for high-strength permanent magnets, electronics, fiber optics, laser systems for medical technology and defense, electric vehicles, solar panels and wind turbines. Rare Element Resources’ (RER) Bear Lodge Project in Crook County, Wyoming is poised to address this need. RER and its strategic partner, General Atomics (GA), is designing, constructing and operating a rare earth demonstration-scale processing and separation plant in Upton, Wyoming. By processing rare earth material already stockpiled from the Wyoming Bear Lodge Project deposit, the plant is intended to prove the operational flow sheet and scalability for final plant design for a commercial rare earth separation and processing facility as it catapults Wyoming's place as a critical mineral production hub, providing employment and training opportunities in this emerging industry.

The objectives of this demonstration project are to create a Wyoming facility that:

◾	Is at a permitted and licensed Wyoming production site.
◾	Will produce up to 10 tons of NdPr at >99.5% purity as well as La, SEG (Sm, Gd, and Eu) and Heavy Rare Earth Element (HREE) concentrates, subject to further refining which can be used to explore additional downstream product production, including high-strength permanent magnets.
◾	Provides clear pathways for the separation of other rare earth elements, including Tb, Dy and other essential elements.
◾	Provides a basis for scale-up to a larger processing facility.
◾	Demonstrates a process which may be capable of processing feed from any other rare earth element sources from within the U.S. or allied nations.
◾	Provides vital workforce training in key technical skills in the rare earth processing arena.
◾	Provides partnering opportunities with School of Energy Resources in rare earth science.

The project is funded 50% through a DOE cost share with RER using its own funds for the matching cost-share.

Exhibit A to the

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

Exhibit B

Statement of Work

The Project is executed in phases. First is the engineering and design, commencement of permitting, and early procurement which was completed in December 2022. Second is the completion of permitting and further procurement phase. Third is the final procurement and construction phase, and the last phase is the operations and decommissioning phase utilizing previously stockpiled material form the Bear Lodge Project. See Exhibit C for the Project timeline.

Exhibit B to the

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

Exhibit C

Project Milestone, Recipient’s Responsibilities and Reporting Requirements

The Rare Earth Demonstration Plant Project is subject to two Project Milestones and WEA funding dates that are in tandem with the U.S. Department of Energy (“DOE”) Go/No-Go decision approvals.  The following schedule provides expectations regarding key schedule milestones.

Recipient shall provide to WEA a project update including accomplishments to-date together with the DOE documented approval to proceed at each of the two decision points above (as potentially adjusted and approved by the DOE). Any DOE approved adjustments to the two scheduled milestones will be provided to WEA.  It is understood any adjustments will require WEA’s consideration of project status and may require additional documentation.

Each milestone period (BP1 and BP2) will allocate one-half of the total grant funding of $4,400,000.00 (up to $2,200,000.00 per period) for each of the two performance periods, which must be actual project costs expended by Recipient, and not subject to federal funding reimbursement, during that period.  Recipient shall provide WEA a detailed summary of eligible reimbursable project costs for each of the two periods (BP1 and BP2) along with the DOE approval to proceed at each DOE Go/No Go decision point.

The retainer held by WEA of 10% of the total funding in accordance with the Funding Agreement shall be invoiced by Recipient sixty (60) days following operation commencement, estimated to be in July 2024, and submission of the Final Executive Summary Report in a form approved by WEA.

Exhibit C to the

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

Exhibit D

Special Provisions

A.	Insurance. During the term of this Agreement, the Recipient shall meet and comply with the insurance requirements as set forth below.

Insurance Requirements.

(i)

During the term of this Agreement, the Recipient shall obtain and maintain, and ensure that each subcontractor obtains and maintains, each type of insurance coverage specified in Insurance Coverage, below.

(ii)

All policies shall be primary over any insurance or self-insurance program carried by the Recipient or the State of Wyoming.  All policies shall include clauses stating that each insurance carrier shall waive all rights of recovery under subrogation or otherwise against Recipient or the State, its agencies, institutions, organizations, officers, agents, employees, and volunteers.

(iii)

The Recipient shall provide Certificates of Insurance to the WEA verifying each type of coverage required herein.  If the policy is a “claims made” policy instead of an “occurrence” policy, the information provided shall include, but is not limited to, retroactive dates and extended reporting periods or tails.

(iv)

All policies shall be endorsed to provide at least thirty (30) days advance written notice of cancellation to the WEA. A copy of the policy endorsement shall be provided with the Certificate of Insurance.

(v)	All policies required by this Agreement shall be issued by an insurance company with an A.M. Best rating of A- VIII or better.

(vi)	The WEA reserves the right to reject any policy issued by an insurance company that does not meet these requirements.

(vii)

Subject to the total required amount of insurance for each individual insurance coverage requirement herein, the amounts of insurance specified in this Exhibit C may be satisfied in whole by self-insurance or a combination of self-insurance and insurance limits.

Insurance Coverage. The Recipient shall obtain and maintain the following insurance in accordance with the Insurance Requirements set forth above:

(i)

Commercial General Liability Insurance.  Commercial general liability insurance (CGL) coverage, occurrence form, covering liability claims for bodily injury and property damage arising out of premises, operations, products and completed operations, and personal and advertising injury, with minimum limits as follows:

Exhibit D to the

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.

(a)$1,000,000.00 each occurrence;

(b)$1,000,000.00 personal injury and advertising injury;

(c)$2,000,000.00 general aggregate; and

(d)$2,000,000.00 products and completed operations.

The CGL policy shall include coverage for Explosion, Collapse and Underground property damage. This coverage may not be excluded by endorsement.

(ii)

Workers’ Compensation and Employer’s Liability Insurance.  Employees hired in Wyoming to perform work under this Agreement shall be covered by workers’ compensation coverage obtained through the Wyoming Department of Workforce Services’ workers’ compensation program, if statutorily required. Employees brought into Wyoming from Recipient’s home state to perform work under this Agreement shall be covered by workers’ compensation coverage obtained through the Wyoming Department of Workforce Services’ workers’ compensation program or other state or private workers’ compensation insurance approved by the Wyoming Department of Workforce Services, if statutorily required.

The Recipient shall provide the WEA with a Certificate of Good Standing or other proof of workers’ compensation coverage for all of its employees who are to perform work under this Agreement, if such coverage is required by law. If workers’ compensation coverage is obtained by Recipient through the Wyoming Department of Workforce Services’ workers’ compensation program, Recipient shall also obtain Employer’s Liability “Stop Gap” coverage through an endorsement to the CGL policy required by this Agreement, with minimum limits as follows:

(a)Bodily Injury by Accident: $1,000,000.00 each accident;

(b)Bodily Injury by Disease: $1,000,000.00 each employee; and

(c)Bodily Injury by Disease: $1,000,000.00 policy limit.

(iii)

Unemployment Insurance.  The Recipient shall be duly registered with the Department of Workforce Services and obtain such unemployment insurance coverage as required.  The Recipient shall supply the WEA with a Certificate of Good Standing or other proof of unemployment insurance coverage.

(iv)	Automobile Liability Insurance. Automobile liability insurance covering any auto (including owned, hired, and non-owned) with minimum limits of $1,000,000.00 each accident combined single limit.

Exhibit D to the

Agreement between the Wyoming Energy Authority

and Rare Element Resources, Inc.